EXHIBIT 2.1

SHARE EXCHANGE AGREEMENT

by and among

LOVE INTERNATIONAL GROUP, INC.,

LOVEGO HOLDINGS LIMITED,

LOVEGO HONG KONG LIMITED,

SHANGHAI LEPAN BUSINESS INFORMATION CONSULTING CO., LTD,

SHENZHEN QIANHAI LEFU E-COMMERCE CO., LTD.,

SHANGHAI LEFU E-COMMERCE CO., LTD.,

and

THE SHAREHOLDERS OF

LOVEGO HOLDINGS LIMITED

NAMED HEREIN

Dated as of February 11, 2019

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TABLE OF CONTENTS

ARTICLE I EXCHANGE OF SHARES		5
1.1.	Exchange by the Shareholders	5
1.2.	Closing	5
ARTICLE II REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS		6
2.1.	Good Title	6
2.2.	Pre-emptive Rights	6
2.3.	Incorporation	6
2.4.	Power and Authority	6
2.5.	No Conflicts	6
2.6.	Litigation	6
2.7.	No Finder’s Fee	6
2.8.	Purchase Entirely for Own Account	6
2.9.	Available Information	6
2.10.	Non-Registration	6
2.11.	Restricted Securities	7
2.12.	Accredited Investor	7
2.13.	Regulation S	7
2.14.	Legends	7
2.15.	Opinion	8
2.16.	Consent	8
2.17.	Disclosure	8
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE LOVEGO HOLDINGS COMPANIES		8
3.1.	Organization, Standing and Power	8
3.2.	Lovego Holdings Subsidiaries; Equity Interests	8
3.3	Capital Structure	9
3.4.	Authority; Execution and Delivery; Enforceability	9
3.5.	No Conflicts; Consents	9
3.6.	Taxes	10
3.7.	Benefit Plans	10
3.8.	Litigation	10
3.9.	Compliance with Applicable Laws	11
3.10.	Brokers; Schedule of Fees and Expenses	11
3.11.	Contracts	11
3.12.	Title to Properties	11
3.13.	Intellectual Property	11
3.14.	Labor Matters	12
3.15.	Financial Statements	12
3.16.	Insurance	12
3.17.	Transactions with Affiliates and Employees	12
3.18.	Internal Accounting Controls	12

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3.19.	Governmental Inquiries	12
3.20.	Solvency	13
3.21.	Application of Takeover Protections	13
3.22.	No Additional Agreements	13
3.23.	Investment Company	13
3.24.	Disclosure	13
3.25.	Intentionally Omitted	13
3.26.	Absence of Certain Changes or Events	13
3.27.	No Undisclosed Events, Liabilities, Developments or Circumstances	14
3.28.	Foreign Corrupt Practices	14
3.29.	Environmental and Safety Matters	15
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF LOVE GROUP		15
4.1.	Organization, Standing and Power	15
4.2.	Subsidiaries; Equity Interests	15
4.3.	Capital Structure	16
4.4.	Authority; Execution and Delivery; Enforceability	16
4.5.	No Conflicts; Consents	16
4.6.	SEC Documents; Undisclosed Liabilities	16
4.7.	Intentionally Omitted	17
4.8.	Absence of Certain Changes or Events	17
4.9.	Taxes	18
4.10.	Absence of Changes in Benefit Plans	18
4.11.	ERISA Compliance; Excess Parachute Payments	18
4.12.	Litigation	18
4.13.	Compliance with Applicable Laws	19
4.14.	Contracts	19
4.15.	Title to Properties	19
4.16.	Intellectual Property	19
4.17.	Labor Matters	19
4.18.	Market Makers	19
4.19.	Transactions With Affiliates and Employees	19
4.20.	Internal Accounting Controls	19
4.21.	Solvency	20
4.22.	Application of Takeover Protections	20
4.23.	No Additional Agreements	20
4.24.	Investment Company	20
4.25.	Disclosure	20
4.26.	Certain Registration Matters	20
4.27.	Listing and Maintenance Requirements	20
4.28.	No Undisclosed Events, Liabilities, Developments or Circumstances	21
4.29.	Foreign Corrupt Practices	21

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ARTICLE V DELIVERIES		21
5.1.	Deliveries of the Shareholders	21
5.2.	Deliveries of Love Group	21
5.3.	Deliveries of the Lovego Holdings Companies	22
ARTICLE VI CONDITIONS TO CLOSING		22
6.1.	Love Group Conditions Precedent	22
6.2.	Shareholders and Lovego Holdings Conditions Precedent	23
ARTICLE VII COVENANTS		24
7.1.	Blue Sky Laws	24
7.2.	Public Announcements	24
7.3.	Fees and Expenses	24
7.4.	Continued Efforts	24
7.5.	Exclusivity	24
7.6.	Filing of 8-K and Press Release	24
7.7.	Furnishing of Information	24
7.8.	Access	25
7.9.	Preservation of Business	25
ARTICLE VIII MISCELLANEOUS		25
8.1.	Notices	25
8.2.	Amendments; Waivers; No Additional Consideration	25
8.3.	Replacement of Securities	26
8.4.	Remedies	26
8.5.	Limitation of Liability	26
8.6.	Interpretation	26
8.7.	Severability	26
8.8.	Counterparts; Facsimile Execution	26
8.9.	Entire Agreement; Third Party Beneficiaries	27
8.10.	Governing Law	27
8.11.	Survival	27
8.12.	Assignment	27

Annex A Lovego Holdings Shareholders

Annex B Definitions

Annex C Accredited Investor Representations

Annex D Non U.S. Persons Representations

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SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of February 11, 2019, is by and among Love International Group, Inc., a Nevada corporation (“Love Group”), Lovego Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability (“Lovego Holdings”), Lovego Hong Kong Limited, a Hong Kong company (“Lovego Limited”), Shanghai Lepan Business Information Consulting Co., Ltd, a PRC wholly foreign-owned enterprise (“WFOE”), Shenzhen Qianhai Lefu E-Commerce Co., Ltd., a PRC company (“Love Shenzhen”), Shanghai Lefu E-Commerce Co., Ltd., a PRC company (“Love Shanghai” and together with Lovego Holdings, Lovego Limited, WFOE and Love Shenzhen, the “Lovego Holdings Companies”), and the shareholders of Lovego Holdings identified on Annex A hereto (the “Shareholders”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex B hereto.

BACKGROUND

Lovego Holdings has issued 300,000,000 ordinary shares to the Shareholders, as provided in Annex A hereto (the “Lovego Holdings Shares”). The Shareholders have agreed to transfer all of their shares of Lovego Holdings Shares to Love Group in consideration for a number of newly issued shares of the Common Stock, par value $0.0001 per share, of Love Group (the “Love Group Stock”) that will constitute approximately 71% of the issued and outstanding capital stock of Love Group on a Fully-Diluted Basis as of and immediately after the Closing. The number of shares of Love Group Stock to be received by each Shareholder is listed opposite such Shareholder’s name on Annex A and is referred to herein as the “Shares”.

The exchange of Lovego Holdings Shares for Love Group is intended to constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

The Board of Directors of each of Love Group and Lovego Holdings has determined that it is desirable and in the best interests of the company (as applicable) to effect this plan of reorganization and share exchange.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

Exchange of Shares

1.1. Exchange by the Shareholders. At the Closing, each Shareholder shall sell, transfer, convey, assign and deliver to Love Group its Lovego Holdings Shares free and clear of all Liens in exchange for the Love Group Stock listed on Annex A opposite such Shareholder’s name.

1.2. Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Sheppard, Mullin, Richter & Hampton LLP, New York, NY, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

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ARTICLE II

Representations and Warranties of Shareholders

The Shareholders hereby jointly and severally represent and warrant to Love Group as follows:

2.1. Good Title. The Shareholders are the legal and beneficial owners of the Lovego Holdings Shares, and have and shall transfer at the Closing good and marketable title to their Lovego Holdings Shares, with the right and authority to sell and deliver such Lovego Holdings Shares. Upon updating the Register of Members of Lovego Holdings, Love Group will receive good title to such Lovego Holdings Shares, free and clear of all Liens.

2.2. Pre-emptive Rights. The Shareholders have no pre-emptive rights or any other rights to acquire any Lovego Holdings Shares that have not been waived or exercised.

2.3. Incorporation. Each Shareholder is duly incorporated and registered as a BVI business company with limited liability under the BVI Act and is validly existing and in good standing under the laws of the British Virgin Islands.

2.4. Power and Authority. The Shareholders have full legal power and authority to execute and deliver this Agreement and to comply with the provisions of, and perform all of their obligations hereunder. All acts required to be taken by the Shareholders to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Shareholders, enforceable against the Shareholders in accordance with the terms hereof.

2.5. No Conflicts. The execution and delivery of this Agreement by the Shareholders and the performance by the Shareholders of their obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Shareholders and (c) will not violate or breach any contractual obligation to which either Shareholder is a party.

2.6. Litigation. There is no pending proceeding against such Shareholders that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of the Shareholders, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.7. No Finder’s Fee. The Shareholders have not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions.

2.8. Purchase Entirely for Own Account. The Love Group Stock proposed to be acquired by the Shareholders hereunder will be acquired for investment for their own account, and not with a view to the resale or distribution of any part thereof, and the Shareholders have no present intention of selling or otherwise distributing the Love Group Stock, except in compliance with applicable securities laws.

2.9. Available Information. The Shareholders have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of investment in Love Group and have had full access to all the information they consider necessary or appropriate to make an informed investment decision with respect to the Love Group Stock.

2.10. Non-Registration. The Shareholders understand that the Love Group Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholders representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Love Group Stock in accordance with Love Group’s charter documents or the laws of its jurisdiction of incorporation.

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2.11. Restricted Securities. The Shareholders understand that the Love Group Stock is characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholders pursuant hereto, the Love Group Stock would be acquired in a transaction not involving a public offering. The Shareholders further acknowledge that if the Love Group Stock is issued to the Shareholders in accordance with the provisions of this Agreement, such Love Group Stock may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Shareholders represent that they are familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.12. Accredited Investor. The Shareholders are each an “accredited investor” within the meaning of Rule 501 under the Securities Act and the Shareholders were not organized for the specific purpose of acquiring the Love Group Stock.

2.13. Regulation S. No offer to enter into this Agreement has been made by Love Group to the Shareholders in the United States. Neither the Shareholders nor any of its respective affiliate or any person acting on their behalf or on behalf of any such affiliate, has engaged or will engage in any activity undertaken for the purpose of, or that reasonably could be expected to have the effect of, conditioning the markets in the United States for the Love Group Stock, including, but not limited to, effecting any sale or short sale of securities, prior to the expiration of any restricted period contained in Regulation S promulgated under the Securities Act (any such activity being defined herein as a “Directed Selling Effort”). To the best knowledge of the Shareholders, this Agreement and the transactions contemplated herein are not part of a plan or scheme to evade the registration provisions of the Securities Act, and the Love Group Stock is being acquired for investment purposes by the Shareholders. The Shareholders agree that all offers and sales of the Love Group Stock from the date hereof and through the expiration of any restricted period set forth in Rule 903 of Regulation S (as the same may be amended from time to time hereafter) shall not be made to U.S. Persons (within the meaning of Regulation S) or for the account or benefit of U.S. Persons and shall otherwise be made in compliance with the provisions of Regulation S and any other applicable provisions of the Securities Act. Neither the Shareholders nor any of their representatives has conducted any Directed Selling Effort as that term is used and defined in Rule 902 of Regulation S and neither of them nor any of their respective representatives will engage in any such Directed Selling Effort within the United States through the expiration of any restricted period set forth in Rule 903 of Regulation S.

2.14. Legends. It is understood that the Love Group Stock will bear the following legend or one that is substantially similar to the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

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Additionally, the Love Group Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

2.15. Opinion. The Shareholders shall not transfer any or all of the Love Group Stock pursuant to Regulation S or absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of Shareholders Love Group Stock, without first providing Love Group with an opinion of counsel (which counsel and opinion are reasonably satisfactory to Love Group) to the effect that such transfer will be made in compliance with Regulation S or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

2.16. Consent. The Shareholders understand and acknowledge that Love Group may refuse to transfer the Love Group Stock, unless the Shareholders comply with this Section 2.17 and any other restrictions on transferability set forth in Annexes C and D. The Shareholders consent to Love Group making a notation on its records or giving instructions to any transfer agent of Love Group’s common stock in order to implement the restrictions on transfer or transfer upon conversion of the Love Group Stock.

2.17. Disclosure. This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of the Shareholders in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

ARTICLE III

Representations and Warranties of the Lovego Holdings Companies

Subject to the exceptions set forth in the Lovego Holdings Disclosure Letter (regardless of whether or not the Lovego Holdings Disclosure Letter is referenced below with respect to any particular representation or warranty), the Lovego Holdings Companies represent and warrant as follows to Love Group.

3.1. Organization, Standing and Power. Each of the Lovego Holdings Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on any of the Lovego Holdings Companies, a material adverse effect on the ability of any of the Lovego Holdings Companies to perform their obligations under this Agreement or on the ability of any of the Lovego Holdings Companies to consummate the Transactions (a “Lovego Holdings Material Adverse Effect”). Each of the Lovego Holdings Companies is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Lovego Holdings Material Adverse Effect. Lovego Holdings has delivered to Love Group true and complete copies of the Lovego Holdings Constituent Instruments, and the comparable charter, organizational documents and other constituent instruments of each of its subsidiaries, in each case as amended through the date of this Agreement.

3.2. Lovego Holdings Subsidiaries; Equity Interests. (a) Lovego Holdings owns 100% of the outstanding capital stock of Lovego Limited, which in turn owns 100% of the outstanding equity interest of Shanghai Lepan Business Information Consulting Co., Ltd, which in turn, by contract, controls 100% of the outstanding equity interest of Love Shenzhen, which in turn owns 100% of the outstanding equity interest of Love Shanghai. All of such outstanding shares of capital stock and equity interest have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned as set forth above free and clear of all Liens.

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(b) Except for its interests in Lovego Limited, Shanghai Lepan Business Information Consulting Co., Ltd, Love Shenzhen and Love Shanghai, Lovego Holdings does not as of the date of this Agreement own, directly or indirectly, any capital stock, shares or other securities of, or have any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity.

3.3 Capital Structure. The issued and outstanding capital stock of Lovego Holdings consists of 300,000,000 ordinary shares. Except as set forth above, no shares of capital stock or other voting securities of Lovego Holdings are issued, reserved for issuance or outstanding. Lovego Holdings is the sole record and beneficial owner of all of the issued and outstanding capital stock or shares of each of its subsidiaries. All of the issued shares of Lovego Holdings and the outstanding stock of each of its subsidiaries are validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of the Cayman Islands, the Lovego Holdings Constituent Instruments or any Contract to which Lovego Holdings is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Lovego Holdings or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Lovego Holdings Shares or the capital stock of any of its subsidiaries may vote (“Voting Lovego Holdings Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable shares or securities (as applicable), “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Lovego Holdings or any of its subsidiaries is a party or by which any of them is bound (a) obligating Lovego Holdings or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or capital stock (as applicable) or other equity interests in, or any security convertible or exercisable for or exchangeable into any shares or capital stock (as applicable) of or other equity interest in, Lovego Holdings or any of its subsidiaries or any Voting Lovego Holdings Debt, (b) obligating Lovego Holdings or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Lovego Holdings or of any of its subsidiaries. As of the date of this Agreement, there are not any outstanding contractual obligations of Lovego Holdings to repurchase, redeem or otherwise acquire any shares of Lovego Holdings.

3.4. Authority; Execution and Delivery; Enforceability. The Lovego Holdings Companies have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by the Lovego Holdings Companies of this Agreement and the consummation by the Lovego Holdings Companies of the Transactions have been duly authorized and approved by the Board of Directors of the Lovego Holdings Companies and no other corporate proceedings on the part of the Lovego Holdings Companies are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against the Lovego Holdings Companies in accordance with its terms.

3.5. No Conflicts; Consents. (a) The execution and delivery by the Lovego Holdings Companies of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Lovego Holdings Companies under, any provision of (i) the Lovego Holdings Constituent Instruments or the comparable charter or organizational documents of any of its subsidiaries, (ii) any Contract to which each of the Lovego Holdings Companies is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to the Lovego Holdings Companies or their respective properties or assets, including without limitation, the Lovego Holdings Shares, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Lovego Holdings Material Adverse Effect.

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(b) Except as set forth in the Lovego Holdings Disclosure Letter and for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Lovego Holdings Companies in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

3.6. Taxes. (a) Each of the Lovego Holdings Companies (as applicable) has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Lovego Holdings Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Lovego Holdings Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Lovego Holdings Companies know of no basis for any such claim.

(b) The Lovego Holdings Financial Statements reflect an adequate reserve for all Taxes payable by the Lovego Holdings Companies (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Lovego Holdings or any of its subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Lovego Holdings Material Adverse Effect.

3.7. Benefit Plans. (a) Except as set forth in the Lovego Holdings Disclosure Letter, the Lovego Holdings Companies do not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock or share ownership (as applicable), stock or share purchase (as applicable), stock or share option (as applicable), phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Lovego Holdings Companies (collectively, “Lovego Holdings Benefit Plans”). As of the date of this Agreement there are not any severance or termination agreements or arrangements between the Lovego Holdings Companies and any current or former employee, officer or director of the Lovego Holdings Companies, nor do the Lovego Holdings Companies have any general severance plan or policy.

(b) Since December 31, 2017, there has not been any adoption or amendment in any material respect by the Lovego Holdings Companies of any Lovego Holdings Benefit Plan.

(c) Neither the consummation of the transactions contemplated hereby alone, nor in combination with another event, with respect to each director, officer, employee and consultant of the Lovego Holdings Companies, will result in (a) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from the Lovego Holdings Companies, (b) any increase in the amount of compensation or benefits payable to any such individual or (c) any acceleration of the vesting or timing of payment of compensation payable to any such individual. No agreement, arrangement or other contract of the Lovego Holdings Companies provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of the Lovego Holdings Companies.

3.8. Litigation. There is no Action against or affecting the Lovego Holdings Companies or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Lovego Holdings Material Adverse Effect. Neither the Lovego Holdings Companies, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under central or provincial securities laws or a claim of breach of fiduciary duty.

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3.9. Compliance with Applicable Laws. Except as would not have a Lovego Holdings Material Adverse Effect, the business and operations of any of the Lovego Holdings Companies have been and are being conducted in accordance with all applicable foreign, federal, state and local laws, rules and regulations and all applicable orders, injunctions, decrees, writs, judgments, determinations and awards of all courts and governmental agencies and instrumentalities. Except as would not have a Lovego Holdings Material Adverse Effect, the Lovego Holdings Companies are not, and are not alleged to be, in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of the Lovego Holdings Companies’ charter or organizational documents or of any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement or other material agreement, lease, license or other instrument, commitment, obligation or arrangement to which any of the Lovego Holdings Companies are a party or by which any of the Lovego Holdings Companies’ properties, assets or rights are bound or affected. To the best knowledge of the Lovego Holdings Companies, no other party to any material contract, agreement, lease, license, commitment, instrument or other obligation to which any of the Lovego Holdings Companies are a party are (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof. The Lovego Holdings Companies are not subject to any obligation or restriction of any kind or character, nor are there, to the knowledge of the Lovego Holdings Companies, any event or circumstance relating to the Lovego Holdings Companies that materially and adversely affects in any way their business, properties, assets or prospects or that would prevent or make burdensome their performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby or thereby. This Section 3.9 does not relate to matters with respect to Taxes, which are the subject of Section 3.6.

3.10. Brokers; Schedule of Fees and Expenses. Except as disclosed in the Lovego Holdings Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Lovego Holdings Companies.

3.11. Contracts. Except as disclosed in the Lovego Holdings Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Lovego Holdings Companies taken as a whole. None of the Lovego Holdings Companies are in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which they are a party or by which they or any of their properties or assets are bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Lovego Holdings Material Adverse Effect.

3.12. Title to Properties. Except as set forth in the Lovego Holdings Disclosure Letter, none of the Lovego Holdings Companies own any real property. The Lovego Holdings Companies have sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which the Lovego Holdings Companies have leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Lovego Holdings Companies to conduct business as currently conducted.

3.13. Intellectual Property. Each of the Lovego Holdings Companies own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights which are material to the conduct of the business of the Lovego Holdings Companies taken as a whole. The Lovego Holdings Disclosure Letter sets forth a description of all Intellectual Property Rights which are material to the conduct of the businesses of the Lovego Holdings Companies taken as a whole. There are no claims pending or, to the knowledge of any of the Lovego Holdings Companies, threatened that any of the Lovego Holdings Companies are infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the best knowledge of the Lovego Holdings Companies, no person is infringing the rights of the Lovego Holdings Companies with respect to any Intellectual Property Right.

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3.14. Labor Matters. There are no collective bargaining or other labor union agreements to which any of the Lovego Holdings Companies is a party or by which any of them is bound. No material labor dispute exists or, to the best knowledge of the Lovego Holdings Companies, is imminent with respect to any of the employees of the Lovego Holdings Companies.

3.15. Financial Statements. Lovego Holdings has delivered to Love Group its audited consolidated financial statements for the fiscal years ended December 31, 2017 and 2016 and its unaudited financial statements for the nine months ended September 30, 2018 and September 30, 2017 (collectively, the “Lovego Holdings Financial Statements”). The Lovego Holdings Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Lovego Holdings Financial Statements fairly present in all material respects the financial condition and operating results of Lovego Holdings, as of the dates, and for the periods, indicated therein. Lovego Holdings does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to September 30, 2018, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Lovego Holdings Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a Lovego Holdings Material Adverse Effect.

3.16. Insurance. Except as set forth in the Lovego Holdings Disclosure Letter, the Lovego Holdings Companies are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Lovego Holdings Companies are engaged and in the geographic areas where they engage in such businesses. The Lovego Holdings Companies have no reason to believe that they will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the Lovego Holdings Companies respective lines of business.

3.17. Transactions with Affiliates and Employees. Except as set forth in the Lovego Holdings Disclosure Letter, no officer, director or stockholder of any of the Lovego Holdings Companies or any affiliate or “associate” (as such term are defined in Rule 405 of the SEC under the Securities Act) of any such person, have or have had, either directly or indirectly, (1) an interest in any person which (a) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Lovego Holdings Companies, or (b) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish any Lovego Holdings Companies any goods or services; or (2) a beneficial interest in any contract or agreement to which the Lovego Holdings Companies are a party or by which they may be bound or affected.

3.18. Internal Accounting Controls. The Lovego Holdings Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Each of the Lovego Holdings Companies has established disclosure controls and procedures for its company and designed such disclosure controls and procedures to ensure that material information relating to the Lovego Holdings Companies are made known to the officers by others within those entities. The directors and officers (as applicable) of each of the Lovego Holdings Companies have evaluated the effectiveness of the Lovego Holdings Companies’ controls and procedures. Since September30, 2018, there have been no significant changes in the Lovego Holdings Companies’ internal controls or, to each of the Lovego Holdings Companies’ best knowledge, in other factors that could significantly affect the Lovego Holdings Companies’ internal controls.

3.19. Governmental Inquiries. The Lovego Holdings Companies have provided to Love Group a copy of each material written inspection report, questionnaire, inquiry, demand or request for information received by the Lovego Holdings Companies from any Governmental Entity, and the Lovego Holdings Companies’ response thereto, and each material written statement, report or other document filed by the Lovego Holdings Companies with any Governmental Entity.

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3.20. Solvency. Based on the financial condition of the Lovego Holdings Companies as of the Closing Date (and assuming that the Closing shall have occurred), (a) Lovego Holdings’ fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of Lovego Holdings’ existing debts and other liabilities (including known contingent liabilities) as they mature, (b) Lovego Holdings’ assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by Lovego Holdings, and projected capital requirements and capital availability thereof, and (c) the current cash flow of Lovego Holdings, together with the proceeds Lovego Holdings would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. Lovego Holdings does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

3.21. Application of Takeover Protections. Lovego Holdings has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Lovego Holdings Constituent Instruments or the laws of its jurisdiction of organization that is or could become applicable to the Shareholders as a result of the Shareholders and Lovego Holdings fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholder’s ownership of the Shares.

3.22. No Additional Agreements. None of the Lovego Holdings Companies have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

3.23. Investment Company. Each of the Lovego Holdings Companies is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.24. Disclosure. Each of the Lovego Holdings Companies confirms that neither it nor any person acting on its behalf has provided the Shareholders or their agents or counsel with any information that it believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by Love Group under a current report on Form 8-K filed within four business days after the Closing. The Lovego Holdings Companies understand and confirm that the Shareholders will rely on the foregoing representations and covenants in effecting transactions in securities of Lovego Holdings. All disclosure provided to Love Group regarding the Lovego Holdings Companies, their business and the Transactions, furnished by or on behalf of the Lovego Holdings Companies (including the Lovego Holdings Companies’ representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.25. Intentionally Omitted.

3.26. Absence of Certain Changes or Events. Except as disclosed in the Lovego Holdings Financial Statements or in the Lovego Holdings Disclosure Letter, from September 30, 2018 to the date of this Agreement, the Lovego Holdings Companies have conducted their business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Lovego Holdings Companies, except changes in the ordinary course of business that have not caused, in the aggregate, a Lovego Holdings Material Adverse Effect;

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(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Lovego Holdings Material Adverse Effect;

(c) any waiver or compromise by any of the Lovego Holdings Companies of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by any of the Lovego Holdings Companies, except in the ordinary course of business and the satisfaction or discharge of which would not have a Lovego Holdings Material Adverse Effect;

(e) any material change to a material Contract by which any of the Lovego Holdings Companies or any of their respective assets is bound or subject;

(f) any mortgage, pledge, transfer of a security interest in, or lien, created by any of the Lovego Holdings Companies, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair any of the Lovego Holdings Companies’ ownership or use of such property or assets;

(g) any loans or guarantees made by any of the Lovego Holdings Companies to or for the benefit of its employees, officers or directors, or any members of their immediate families, or any loans or advances to any persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivision other than travel advances and other advances made in the ordinary course of its business;

(h) any alteration of the Lovego Holdings Companies’ method of accounting or the identity of its auditors;

(i) any declaration or payment of dividend or distribution of cash or other property to the Shareholders or any purchase, redemption or agreements to purchase or redeem any Lovego Holdings Shares;

(j) any issuance, sale, disposition or encumbrance of shares or equity securities (as applicable) to any officer, director or affiliate, except pursuant to existing Lovego Holdings Shares option plans, or any change in their issued shares or outstanding capital stock or their capitalization, whether by reason of reclassification, recapitalization, stock split, subdivision, conversion, consolidation, combination, exchange or readjustment of shares, stock dividend or otherwise; or

(k) any arrangement or commitment by any of the Lovego Holdings Companies to do any of the things described in this Section 3.26.

3.27. No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to any of the Lovego Holdings Companies, or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by the Lovego Holdings Companies under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Lovego Holdings of its Lovego Holdings Shares and which has not been publicly announced. All debts, obligations or liabilities with respect to directors and officers of the Lovego Holdings Companies will be cancelled prior to the Closing.

3.28. Foreign Corrupt Practices. None of the Lovego Holdings Companies, nor, to the Lovego Holdings Companies’ best knowledge, any director, officer, agent, employee or other person acting on behalf of any of the Lovego Holdings Companies has, in the course of its actions for, or on behalf of, any of the Lovego Holdings Companies (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

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3.29. Environmental and Safety Matters. Except as set forth in the Lovego Holdings Disclosure Letter and except as would not have a Lovego Holdings Material Adverse Effect:

(a) The Lovego Holdings Companies have at all time been and are in compliance with all Environmental Laws applicable to the Lovego Holdings Companies.

(b) There are no Actions pending or threatened against the Lovego Holdings Companies alleging the violation of any Environmental Law or environmental permit applicable to the Lovego Holdings Companies or alleging that the Lovego Holdings Companies are potentially responsible parties for any environmental site contamination.

(c) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations to notify or obtain the consent of any Governmental Entity or third parties under any Law or other requirement relating to the environment, natural resources, or public or employee health and safety (“Environmental Laws”) applicable to the Lovego Holdings Companies.

ARTICLE IV

Representations and Warranties of Love Group

Subject to the exceptions set forth in the Love Group Disclosure Letter (regardless of whether or not the Love Group Disclosure Letter is referenced below with respect to any particular representation or warranty), Love Group represents and warrants as follows to the Shareholders and the Lovego Holdings Companies.

4.1. Organization, Standing and Power. Love Group is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Love Group, a material adverse effect on the ability of Love Group to perform its obligations under this Agreement or on the ability of Love Group to consummate the Transactions (a “Love Group Material Adverse Effect”). Love Group is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a Love Group Material Adverse Effect. Love Group has delivered to Lovego Holdings true and complete copies of the Love Group Charter and the Love Group Bylaws.

4.2. Subsidiaries; Equity Interests. Except as set forth in the Love Group Disclosure Letter, Love Group does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

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4.3. Capital Structure. The authorized capital stock of Love Group consists of 1,000,000,000 shares of common stock, par value $0.0001 per share. The number of shares of Love Group’s common stock issued and outstanding is set forth in the Love Group Disclosure Letter. No shares of Love Group’s common stock are held by Love Group in its treasury. Except as set forth in the Love Group Disclosure Letter, no shares of capital stock or other voting securities of Love Group were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of Love Group are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Revised Statutes, the Love Group Charter, the Love Group Bylaws or any Contract to which Love Group is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Love Group having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Love Group’s common stock may vote (“Voting Love Group Debt”). Except as set forth in the Love Group Disclosure Letter, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Love Group is a party or by which it is bound (a) obligating Love Group to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Love Group or any Voting Love Group Debt, (b) obligating Love Group to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Love Group. As of the date of this Agreement, there are not any outstanding contractual obligations of Love Group to repurchase, redeem or otherwise acquire any shares of capital stock of Love Group. Except as set forth in the Love Group Disclosure Letter, Love Group is not a party to any agreement granting any securityholder of Love Group the right to cause Love Group to register shares of the capital stock or other securities of Love Group held by such securityholder under the Securities Act. The stockholder list provided to Lovego Holdings is a current stockholder list generated by its stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the Love Group’s common stock.

4.4. Authority; Execution and Delivery; Enforceability. The execution and delivery by Love Group of this Agreement and the consummation by Love Group of the Transactions have been duly authorized and approved by the Board of Directors of Love Group and no other corporate proceedings on the part of Love Group are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of Love Group, enforceable against Love Group in accordance with the terms hereof.

4.5. No Conflicts; Consents. (a) The execution and delivery by Love Group of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Love Group under, any provision of (i) the Love Group Charter or Love Group Bylaws, (ii) any material Contract to which Love Group is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material judgment, order or decree or material Law applicable to Love Group or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Love Group Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Love Group in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than filings under state “blue sky” laws, as may be required in connection with this Agreement and the Transactions.

4.6. SEC Documents; Undisclosed Liabilities. (a) Love Group has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2006 pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “SEC Reports”).

(b) As of its respective filing date, each SEC Report complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Report, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Report has been revised or superseded by a later SEC Report, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Love Group included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Love Group and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

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(c) Except as set forth in the SEC Reports or in the Love Group Disclosure Letter, Love Group has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. generally accepted accounting principles to be set forth on a balance sheet of Love Group or in the notes thereto. There are no financial or contractual obligations and liabilities (including any obligations to issue capital stock or other securities of the parent) due after the date hereof. All liabilities of Love Group shall have been paid off and shall in no event remain liabilities of Love Group, Lovego Holdings or the Shareholders following the Closing.

4.7. Intentionally Omitted.

4.8. Absence of Certain Changes or Events. Except as set forth in the Love Group Disclosure Letter, from the date of the most recent audited financial statements of Love Group (the “Love Group Financial Statements”) to the date of this Agreement, Love Group has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of Love Group from that reflected in the Love Group Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Love Group Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Love Group Material Adverse Effect;

(c) any waiver or compromise by Love Group of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Love Group, except in the ordinary course of business and the satisfaction or discharge of which would not have a Love Group Material Adverse Effect;

(e) any material change to a material Contract by which Love Group or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any resignation or termination of employment of any officer of Love Group;

(h) any mortgage, pledge, transfer of a security interest in or lien created by Love Group with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair Love Group’s ownership or use of such property or assets;

(i) any loans or guarantees made by Love Group to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of Love Group’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Love Group;

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(k) any alteration of Love Group’s method of accounting or the identity of its auditors;

(l) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Love Group stock option plans; or

(m) any arrangement or commitment by Love Group to do any of the things described in this Section 4.8.

4.9. Taxes. (a) Except as set forth in the Love Group Disclosure Letter, Love Group has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Love Group Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Love Group Material Adverse Effect.

(b) The Love Group Financial Statements reflect an adequate reserve for all Taxes payable by Love Group (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Love Group, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Love Group Material Adverse Effect.

(c) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Love Group. Love Group is not bound by any agreement or Lien under which Love Group could become liable for a tax liability of any person other than Love Group.

4.10. Absence of Changes in Benefit Plans. From the date of the Love Group Financial Statements to the date of this Agreement, there has not been any adoption or amendment in any material respect by Love Group of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Love Group (collectively, “Love Group Benefit Plans”). As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between Love Group and any current or former employee, officer or director of Love Group, nor does Love Group have any general severance plan or policy.

4.11. ERISA Compliance; Excess Parachute Payments. Love Group does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Love Group Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of Love Group.

4.12. Litigation. There is no Action against or affecting Love Group or any subsidiary or any of their respective properties pending or, to the best knowledge of Love Group, currently threatened, which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Love Group Material Adverse Effect. Neither Love Group nor any subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

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4.13. Compliance with Applicable Laws. Love Group is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Love Group Material Adverse Effect. Love Group has not received any written communication during the past two years from a Governmental Entity that alleges that Love Group is not in compliance in any material respect with any applicable Law. Love Group is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Love Group Material Adverse Effect. This Section 4.13 does not relate to matters with respect to Taxes, which are the subject of Section 4.9.

4.14. Contracts. Except as set forth in the SEC Reports, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Love Group taken as a whole. Love Group is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Love Group Material Adverse Effect.

4.15. Title to Properties. Love Group has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Love Group has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Love Group to conduct business as currently conducted. Love Group has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Love Group enjoys peaceful and undisturbed possession under all such material leases.

4.16. Intellectual Property. Love Group does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights. No claims are pending or, to the knowledge of Love Group, threatened that Love Group is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

4.17. Labor Matters. There are no collective bargaining or other labor union agreements to which Love Group is a party or by which it is bound. No material labor dispute exists or, to the knowledge of Love Group, is imminent with respect to any of the employees of Love Group.

4.18. Market Makers. Love Group has at least three market makers for its common shares and has received no notice that such market makers have not obtained all permits and made all filings necessary in order for such market makers to continue as market makers of Love Group.

4.19. Transactions With Affiliates and Employees. Except as set forth in the SEC Reports, none of the officers or directors of Love Group and, to the knowledge of Love Group, none of the employees of Love Group is presently a party to any transaction with Love Group or any subsidiary (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Love Group, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.20. Internal Accounting Controls. Love Group maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Love Group has established disclosure controls and procedures for Love Group and designed such disclosure controls and procedures to ensure that material information relating to Love Group is made known to the officers by others within those entities. Love Group’s officers have evaluated the effectiveness of Love Group’s controls and procedures. Since September 30, 2018, there have been no significant changes in Love Group’s internal controls or, to Love Group’s knowledge, in other factors that could significantly affect Love Group’s internal controls.

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4.21. Solvency. Based on the financial condition of Love Group as of the Closing Date (and assuming that the Closing shall have occurred), (a) Love Group’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of Love Group’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) Love Group’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs, taking into account the particular capital requirements of the business conducted by Love Group, and projected capital requirements and capital availability thereof, and (c) the current cash flow of Love Group, together with the proceeds Love Group would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. Love Group does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

4.22. Application of Takeover Protections. Love Group has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Love Group’s charter documents or the laws of its state of incorporation that is or could become applicable to the Shareholders as a result of the Shareholders and Love Group fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholder’s ownership of the Shares.

4.23. No Additional Agreements. Love Group does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

4.24. Investment Company. Love Group is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.25. Disclosure. Love Group confirms that neither it nor any person acting on its behalf has provided the Shareholders or their agents or counsel with any information that Love Group believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by Love Group under a current report on Form 8-K filed within four business days after the Closing. Love Group understands and confirms that the Shareholders will rely on the foregoing representations and covenants in effecting transactions in securities of Love Group. All disclosure provided to the Shareholders regarding Love Group, its business and the Transactions, furnished by or on behalf of Love Group (including Love Group’s representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.26. Certain Registration Matters. Except as set forth in the Love Group Disclosure Letter, Love Group has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of Love Group registered with the SEC or any other governmental authority that have not been satisfied.

4.27. Listing and Maintenance Requirements. Love Group is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Love Group Stock on the trading market on which the Love Group Stock are currently listed or quoted. The issuance and sale of the Shares under this Agreement does not contravene the rules and regulations of the trading market on which the Love Group Stock are currently listed or quoted, and no approval of the stockholders of Love Group is required for Love Group to issue and deliver to the Shareholders the Shares contemplated by this Agreement.

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4.28. No Undisclosed Events, Liabilities, Developments or Circumstances. Except as set forth in the Love Group Disclosure Letter, no event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Love Group, its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Love Group under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Love Group of its common stock and which has not been publicly announced.

4.29. Foreign Corrupt Practices. Neither Love Group, nor to Love Group’s knowledge, any director, officer, agent, employee or other person acting on behalf of Love Group has, in the course of its actions for, or on behalf of, Love Group (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE V

Deliveries

5.1. Deliveries of the Shareholders.

(a) Concurrently herewith the Shareholders are delivering to Love Group and Lovego Holdings this Agreement executed by the Shareholders.

(b) At or prior to the Closing, the Shareholders shall deliver to Love Group duly executed instruments of transfer for transfer by the Shareholders of their Lovego Holdings Shares to Love Group.

(c) At the Closing, the Shareholders shall surrender the certificate(s) representing their Lovego Holdings Shares to Lovego Holdings.

5.2. Deliveries of Love Group.

(a) Concurrently herewith, Love Group is delivering Lovego Holdings and to the Shareholder, a copy of this Agreement executed by Love Group.

(b) At or prior to the Closing, Love Group shall deliver to Lovego Holdings:

(i) a certificate from Love Group, signed by its Secretary or Assistant Secretary, certifying that the attached copies of the Love Group Charter, Love Group Bylaws and resolutions of the Board of Directors of Love Group approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect;

(ii) a certificate of good standing of Love Group dated within five (5) business days of Closing issued by the Secretary of State of Nevada;

(iii) the results of UCC, judgment lien and tax lien searches with respect to Love Group, the results of which indicate no liens on the assets of Love Group;

(c) Within 5 business days following the Closing, Love Group shall deliver to the Shareholders certificates representing the Shares issued to the Shareholders as set forth on Annex A.

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5.3. Deliveries of the Lovego Holdings Companies.

(a) Concurrently herewith, the Lovego Holdings Companies are delivering to Love Group and the Shareholders this Agreement executed by the Lovego Holdings Companies.

(b) At or prior to the Closing, Lovego Holdings shall deliver to Love Group:

(i) a certificate from Lovego Holdings, signed by its authorized officer certifying that the attached copies of the Lovego Holdings Constituent Instruments and resolutions of the Board of Directors of Lovego Holdings approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(ii) Within 5 business days following the Closing, a certificate representing the Shares transferred to Love Group by the Shareholders.

ARTICLE VI

Conditions to Closing

6.1. Love Group Conditions Precedent. The obligations of the Shareholders and the Lovego Holdings Companies to enter into and complete the Closing are subject, at the option of the Shareholders and the Lovego Holdings Companies, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Shareholders and the Lovego Holdings Companies in writing.

(a) Representations and Covenants. The representations and warranties of Love Group contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Love Group shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Love Group on or prior to the Closing Date. Love Group shall have delivered to the Shareholders and Lovego Holdings a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the consummation of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Lovego Holdings or the Shareholder, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Love Group.

(c) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since September30, 2018 which has had or is reasonably likely to cause a Love Group Material Adverse Effect.

(d) Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Love Group, on a Fully-Diluted Basis, as indicated on a schedule to be delivered by Love Group at or prior to the Closing, shall be acceptable to Lovego Holdings and the Shareholders.

(e) SEC Reports. Love Group shall have filed all reports and other documents required to be filed by it under the U.S. federal securities laws through the Closing Date. In addition, Love Group shall have filed the Quarterly Report for the fiscal quarter ended September 30, 2018 with the SEC.

(f) OTCBB Quotation. Love Group shall have maintained its status as a company whose common stock is quoted on the Over-the-Counter Bulletin Board and no reason shall exist as to why such status shall not continue immediately following the Closing.

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(g) No Suspensions of Trading in Love Group Stock; Listing. Trading in the Love Group Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding Love Group) at any time since the date of execution of this Agreement, and the Love Group Stock shall have been at all times since such date listed for trading on a trading market.

(h) Satisfactory Completion of Due Diligence. Lovego Holdings and the Shareholders shall have completed their legal, accounting and business due diligence of Love Group and the results thereof shall be satisfactory to Lovego Holdings and the Shareholders in their sole and absolute discretion.

(i) Deliveries. The deliveries specified in Section 5.2 shall have been made by Love Group.

6.2. Shareholders and Lovego Holdings Conditions Precedent. The obligations of Love Group to enter into and complete the Closing is subject, at the option of Love Group, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Love Group in writing.

(a) Representations and Covenants. The representations and warranties of the Shareholders and the Lovego Holdings Companies contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Shareholders and the Lovego Holdings Companies shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholders and the Lovego Holdings Companies on or prior to the Closing Date. The Shareholders and Lovego Holdings shall have each delivered to Love Group a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Love Group, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Lovego Holdings Companies.

(c) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since September 30, 2018 which has had or is reasonably likely to cause a Lovego Holdings Material Adverse Effect.

(d) Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Lovego Holdings, on a Fully-Diluted Basis, as indicated on a schedule to be delivered by Lovego Holdings at or prior to the Closing, shall be acceptable to Love Group.

(e) Satisfactory Completion of Due Diligence. Love Group shall have completed its legal, accounting and business due diligence of the Lovego Holdings Companies and the Shareholders and the results thereof shall be satisfactory to Love Group in its sole and absolute discretion.

(f) Deliveries. The deliveries specified in Section 5.1 and Section 5.3 shall have been made by the Shareholders and the Lovego Holdings Companies, respectively.

(g) Delivery of Audit Report and Financial Statements. Lovego Holdings shall have completed the Lovego Holdings Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board. The form and substance of the Lovego Holdings Financial Statements shall be satisfactory to Love Group in its sole and absolute discretion.

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(h) Audited Financial Statements and Form 10 Disclosure. Lovego Holdings shall have provided Love Group and the Shareholders with reasonable assurances that Love Group will be able to comply with its obligation to file a current report on Form 8-K within four (4) business days following the Closing containing the requisite financial statements of the Lovego Holdings Companies and the requisite Form 10-type disclosure regarding the Lovego Holdings Companies.

(i) Delivery of PRC Legal Opinion. Lovego Holdings and Love Group shall have received an opinion from Lovego Holdings’ legal counsel in the People’s Republic of China addressed to the Lovego Holdings Companies, Love Group and the Shareholders that confirms the legality under Chinese laws of the restructuring being effected by the Lovego Holdings Companies in connection with the Transactions and the enforceability of this Agreement and that is otherwise satisfactory to the Lovego Holdings Companies, the Shareholders and Love Group.

ARTICLE VII

Covenants

7.1. Blue Sky Laws. Love Group shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Love Group Stock contemplated under this Agreement.

7.2. Public Announcements. Love Group and Lovego Holdings will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

7.3. Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Transactions are consummated.

7.4. Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

7.5. Exclusivity. Love Group shall not (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of Love Group, or any assets of Love Group (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (c) take any other action that is inconsistent with the Transactions and that has the effect of prevent or delay the consummation of the Transactions. Love Group shall notify Lovego Holdings immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

7.6. Filing of 8-K and Press Release. Love Group shall file, within four (4) business days of the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of Lovego Holdings and the requisite Form 10 disclosure regarding Lovego Holdings. In addition, Love Group shall issue a press release prior to 9:30 a.m. (New York Time) on the business day following the Closing Date, announcing the closing of the Transactions.

7.7. Furnishing of Information. As long as any Shareholder owns the Share, Love Group covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Love Group after the date hereof pursuant to the Exchange Act.

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7.8. Access. Each Party shall permit representatives of any other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

7.9. Preservation of Business. From the date of this Agreement until the Closing Date, each of Lovego Holdings Companies and Love Group shall operate only in the ordinary and usual course of business consistent with its past practices (provided, however, that Love Group shall not issue any securities without the prior written consent of Lovego Holdings), and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its business, and (c) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.

ARTICLE VIII

Miscellaneous

8.1. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Love Group, to:

Love International Group, Inc.

Suite 1303, 13/F., CTS Court

363 Portland Street

Mongkok, Hong Kong, SAR CHINA

Attention: Yong Qiang Yang

Email: yangyongqiang@lovego.com

If to Lovego Holdings, to:

Lovego Holdings Limited

Room 161, 2nd Floor

No.12 Building

1154 Kangqiao Road, Pudong New District

Shanghai 201315 CHINA

Attention: Zhi Wei Miao

Facsimile: +86 021-23562274

Email: miaozw@lovego.com

If to the Shareholders at the addresses set forth in Annex A hereto.

8.2. Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the Lovego Holdings Companies, Love Group and the Shareholders. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to the Shareholders to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all shareholders who then hold any of the Shares.

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8.3. Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, Love Group shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to Love Group of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, Love Group may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

8.4. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Shareholders, Love Group and the Lovego Holdings Companies will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

8.5. Limitation of Liability. Notwithstanding anything herein to the contrary, each of Love Group and the Lovego Holdings Companies acknowledges and agrees that the liability of the Shareholders arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of the Shareholders, and that no trustee, officer, other investment vehicle or any other affiliate of the Shareholders or any investor, shareholder or holder of shares of beneficial interest of the Shareholders shall be personally liable for any liabilities of the Shareholders.

8.6. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

8.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.8. Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile and electronic execution and delivery of this Agreement is legal, valid and binding for all purposes.

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8.9. Entire Agreement; Third Party Beneficiaries. This Agreement and its annexes, taken together with the Lovego Holdings Disclosure Letter and Love Group Disclosure Letter, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

8.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Nevada are mandatorily applicable to the Transactions.

8.11. Survival. Each of the representations and warranties made herein by Love Group, the Lovego Holdings Companies and the Shareholders shall survive the Closing for a period of twenty-four months.

8.12. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

LOVE INTERNATIONAL GROUP, INC.

By: /s/ Yongqiang Yang

Name: Yongqiang Yang

Title: President

LOVEGO HOLDINGS LIMITED

By: /s/ Yongqiang Yang

Name: Yongqiang Yang

Title: First Director

LOVEGO HONG KONG LIMITED,

By: /s/ Yongqiang Yang

Name: Yongqiang Yang

Title: Director

SHANGHAI LEPAN BUSINESS INFORMATION CONSULTING CO., LTD

By: /s/ Yongqiang Yang

Name: Yongqiang Yang

Title: Director

SHENZHEN QIANHAI LEFU E-COMMERCE CO., LTD.

By: /s/ Yongqiang Yang

Name: Yongqiang Yang

Title: Director

SHANGHAI LEFU E-COMMERCE CO., LTD.

By: /s/ Yongqiang Yang

Name: Yongqiang Yang

Title: Director

SHAREHOLDERS:

LEJOY HOLDINGS LIMITED

By: /s/ Weimin Jin

Name: Weimin Jin

Title: Director

LESENG HOLDINGS LIMITED

By: /s/ Yongqiang Yang

Name: Yongqiang Yang

Title: Director

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ANNEX A

Shareholders of Lovego Holdings

Name and Address of Shareholder	BVI Company Number	Number of Shares of Lovego Holdings Shares held by the relevant Shareholder	Percentage of Total Shares of Lovego Holdings Shares	Number of Shares of Love Group Stock to be Received
Lejoy Holdings Limited, a British Virgin Islands company	1977329	135,000,000	45%	319,799,988
Leseng Holdings Limited, a British Virgin Islands company	1977332	165,000,000	55%	390,866,652

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ANNEX B

Definitions

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“BVI Act” means the BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands.

“Closing” has the meaning set forth in Section 1.2 of this Agreement.

“Closing Date” has the meaning set forth in Section 1.2 of this Agreement.

“Consent” means any material consent, approval, license, permit, order or authorization.

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Love Shenzhen” has the meaning set forth in the Preamble of this Agreement.

“Directed Selling Effort” has the meaning set forth in Section 2.14 of this Agreement.

“Environmental Laws” has the meaning set forth in Section 3.29(c) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fully-Diluted Basis” shall mean the assumption that all options, warrants or other convertible securities or instruments or other rights to acquire common stock or any other existing or future classes of capital stock have been exercised or converted, as applicable, in full, regardless of whether any such options, warrants, convertible securities or instruments or other rights are then vested or exercisable or convertible in accordance with their terms.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Love Shanghai” has the meaning set forth in the Preamble of this Agreement.

“Intellectual Property Right” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

“Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

“Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement, restrictions on transfer, adverse claims of any nature, or other encumbrance.

“Lovego Holdings” has the meaning set forth in the Preamble of this Agreement.

“Lovego Holdings Benefit Plans” has the meaning set forth in Section 3.7 of this Agreement.

“Lovego Holdings Companies” has the meaning set forth in the Preamble of this Agreement.

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“Lovego Holdings Constituent Instruments” means the Certificate of Incorporation and Memorandum and Articles of Association of Lovego Holdings and such other constituent instruments of Lovego Holdings as may exist, each as amended to the date of this Agreement.

“Lovego Holdings Disclosure Letter” means the letter delivered from Lovego Holdings to Love Group concurrently herewith.

“Lovego Holdings Financial Statements” has the meaning set forth in the Section 3.15 of this Agreement.

“Lovego Holdings Material Adverse Effect” has the meaning set forth in Section 3.1 of this Agreement.

“Lovego Holdings Shares” has the meaning set forth in the Background Section of this Agreement.

“Party” has the meaning set forth in the Preamble of this Agreement.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.6(a) of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder” has the meaning set forth in the Preamble of this Agreement.

“Shares” has the meaning set forth in the Background Section of this Agreement.

“Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Transactions” has the meaning set forth in Section 1.2 of this Agreement.

“Transaction Documents” means this Agreement and any other documents or agreements executed in connection with the Transactions.

“Voting Love Group Debt” has the meaning set forth in Section 4.3 of this Agreement.

“Voting Lovego Holdings Debt” has the meaning set forth in Section 3.3 of this Agreement.

“WFOE” has the meaning set forth in the Preamble of this Agreement.

“Love Group” has the meaning set forth in the Preamble of this Agreement.

“Love Group Benefit Plans” has the meaning set forth in the Section 4.10 of this Agreement.

“Love Group Bylaws” means the Bylaws of Love Group, as amended to the date of this Agreement.

“Love Group Charter” means the Articles of Incorporation of Love Group, as amended to the date of this Agreement.

“Love Group Disclosure Letter” means the letter delivered from Love Group to Lovego Holdings concurrently herewith.

“Love Group Financial Statements” has the meaning set forth in the Section 4.8 of this Agreement.

“Love Group Material Adverse Effect” has the meaning set forth in the Section 4.1 of this Agreement.

“Love Group Stock” has the meaning set forth in the Background Section of this Agreement.

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ANNEX C

Accredited Investor Representations

Shareholder, indicating that it is an “accredited investor” within the meaning of Rule 501 under the Securities Act (“Accredited Investor”), further represents and warrants to Love Group as follows:

1. Such person or entity qualifies as an Accredited Investor on the basis set forth on its signature page to this Agreement.

2. Such person or entity has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect Shareholder’s interests in connection with the transactions contemplated by this Agreement.

3. Such person or entity has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in the Love Group Stock.

4. Such person or entity understands the various risks of an investment in the Love Group Stock and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Love Group Stock.

5. Such person or entity has had access to Love Group’s publicly filed reports with the SEC.

6. Such person or entity has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding Love Group that such person or entity has requested and all such public information is sufficient for such person or entity to evaluate the risks of investing in the Love Group Stock.

7. Such person or entity has been afforded the opportunity to ask questions of and receive answers concerning Love Group and the terms and conditions of the issuance of the Love Group Stock.

8. Such person or entity is not relying on any representations and warranties concerning Love Group made by Love Group or any officer, employee or agent of Love Group, other than those contained in this Agreement.

9. Such person or entity is acquiring the Love Group Stock for such person’s or entity’s, as the case may be, own account, for investment and not for distribution or resale to others.

10. Such person or entity will not sell or otherwise transfer the Love Group Stock, unless either (a) the transfer of such securities is registered under the Securities Act or (b) an exemption from registration of such securities is available.

11. Such person or entity understands and acknowledges that Love Group is under no obligation to register the Love Group Stock for sale under the Securities Act.

12. Such person or entity consents to the placement of a legend on any certificate or other document evidencing the Love Group Stock substantially in the form set forth in Section 2.14.

13. Such person or entity represents that the address furnished on its signature page to this Agreement and in Annex A is the principal residence if he is an individual or its principal business address if it is a corporation or other entity.

14. Such person or entity understands and acknowledges that the Love Group Stock has not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning Love Group that has been supplied to such person or entity and that any representation to the contrary is a criminal offense.

15. Such person or entity acknowledges that the representations, warranties and agreements made by such person or entity herein shall survive the execution and delivery of this Agreement and the purchase of the Love Group Stock.

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ANNEX D

Non-U.S. Person Representations

Shareholder, indicating that it is not a U.S. person, further represents and warrants to Love Group as follows:

1. At the time of (a) the offer by Love Group and (b) the acceptance of the offer by such person or entity, of the Love Group Stock, such person or entity was outside the United States.

2. No offer to acquire the Love Group Stock or otherwise to participate in the transactions contemplated by this Agreement was made to such person or entity or its representatives inside the United States.

3. Such person or entity is not purchasing the Love Group Stock for the account or benefit of any U.S. person, or with a view towards distribution to any U.S. person, in violation of the registration requirements of the Securities Act.

4. Such person or entity will make all subsequent offers and sales of the Love Group Stock either (x) outside of the United States in compliance with Regulation S; (y) pursuant to a registration under the Securities Act; or (z) pursuant to an available exemption from registration under the Securities Act. Specifically, such person or entity will not resell the Love Group Stock to any U.S. person or within the United States prior to the expiration of a period commencing on the Closing Date and ending on the date that is one year thereafter (the “Distribution Compliance Period”), except pursuant to registration under the Securities Act or an exemption from registration under the Securities Act.

5. Such person or entity is acquiring the Love Group Stock for Shareholder’s own account, for investment and not for distribution or resale to others.

6. Such person or entity has no present plan or intention to sell the Love Group Stock in the United States or to a U.S. person at any predetermined time, has made no predetermined arrangements to sell the Love Group Stock and is not acting as an underwriter, dealer or other person who participates, pursuant to a contractual arrangement, in the distribution of the securities offered or sold in reliance on Regulation S.

7. Neither such person or entity, its affiliates nor any person acting on behalf of such person or entity, has entered into, has the intention of entering into, or will enter into any put option, short position or other similar instrument or position in the U.S. with respect to the Love Group Stock at any time after the Closing Date through the Distribution Compliance Period except in compliance with the Securities Act.

8. Such person or entity consents to the placement of a legend on any certificate or other document evidencing the Love Group substantially in the form set forth in Section 2.14.

9. Such person or entity is not acquiring the Love Group Stock in a transaction (or an element of a series of transactions) that is part of any plan or scheme to evade the registration provisions of the Securities Act.

10. Such person or entity has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect such person’s or entity’s interests in connection with the transactions contemplated by this Agreement.

11. Such person or entity has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in the Love Group Stock.

12. Such person or entity understands the various risks of an investment in the Love Group Stock and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Love Group Stock.

13. Such person or entity has had access to Love Group’s publicly filed reports with the SEC.

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14. Such person or entity has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding Love Group that such person or entity has requested and all such public information is sufficient for such person or entity to evaluate the risks of investing in the Love Group Stock.

15. Such person or entity has been afforded the opportunity to ask questions of and receive answers concerning Love Group and the terms and conditions of the issuance of the Love Group Stock.

16. Such person or entity is not relying on any representations and warranties concerning Love Group made by Love Group or any officer, employee or agent of Love Group, other than those contained in this Agreement.

17. Such person or entity will not sell or otherwise transfer the Love Group Stock, unless either (A) the transfer of such securities is registered under the Securities Act or (B) an exemption from registration of such securities is available.

18. Such person or entity understands and acknowledges that Love Group is under no obligation to register the Love Group Stock for sale under the Securities Act.

19. Such person or entity represents that the address furnished on its signature page to this Agreement and in Annex A is the principal residence if he is an individual or its principal business address if it is a corporation or other entity.

20. Such person or entity understands and acknowledges that the Love Group Stock have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning Love Group that has been supplied to such person or entity and that any representation to the contrary is a criminal offense.

21. Such person or entity acknowledges that the representations, warranties and agreements made by such person or entity herein shall survive the execution and delivery of this Agreement and the purchase of the Love Group Stock.

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